Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

TDW – Q2 2013 Tidewater Inc. Earnings Conference Call

EVENT DATE/TIME: NOVEMBER 6, 2012 / 04:00PM GMT

      OVERVIEW:

      TDW reported 2Q13 diluted earnings per common share of $0.83.

C O R P O R A T E  P A R T I C I P A  N T S

Joe Bennett TidewaterInc - EVP, Chief IR Officer

Jeff Platt TidewaterInc - President and CEO

Quinn Fanning TidewaterInc - EVP, CFO

C O N F E R E N C E  C A L L  P A R  T I C I P A N T S

HaithumNokta Clarkson Capital Markets - Analyst

Jon Donnel HowardWeil - Analyst

Jeff Tillery Tudor, Pickering, Holt &Co. - Analyst

Greg Lewis CreditSuisse - Analyst

Richard Sanchez IHS - Analyst

Cole Sullivan ISIGroup - Analyst

Matt Conlan Wells Fargo Securities - Analyst

P R E S E N T A T I O N

Operator

Good morning. My name is Christy and I will be your conference operator today. At this time, I would like to welcome everyone to the fiscal 2013 second quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers remarks, there’ll be a question-and-answer session.

(Operator Instructions)

Thank you. Mr. Joe Bennett you may begin your conference.

Joe Bennett - TidewaterInc - EVP, Chief IR Officer

Thank you, Christy. Good morning everyone and welcome to Tidewater’s fiscal 2013 second quarter earnings results conference call for the period ended September 30, 2012. I am Joe Bennett, Tidewater’s Executive Vice President and Chief Investor Relations Officer. With me this morning on the call are our President and CEO, Jeff Platt; Jeff Gorski, our Executive Vice President and Chief Operating Officer; Quinn Fanning, our Executive Vice President and CFO; and Bruce Lundstrom, our Executive Vice President, General Counsel and Secretary.

We will follow our usual conference call format. After the formalities, I’ll turn the call over to Jeff for his initial comments to be followed by Quinn’s review of the financial details for the quarter. Jeff will then provide some wrap-up comments before we open the call for questions. During today’s conference call, Jeff, Quinn, I and other Tidewater management may make certain comments that are forward-looking statements and not statements of historical fact.

I know that you understand that there are risks, uncertainties and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment that we may make during today’s conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the Risk Factors section of Tidewater’s most recent form 10-K.

With that, I’ll turn the call over to Jeff.

Jeff Platt - TidewaterInc - President and CEO

Thank you, Joe and good morning to everyone. First, I would like to thank you for taking time out on this very important election day to participate in our earnings call.

Earlier this morning, we reported fully diluted earnings per share for our second fiscal quarter of $0.83 per share compared to the year ago quarter’s net loss per share of $0.10, which was inclusive of a $0.43 per share, non-cash goodwill impairment charge. Our vessel revenues were in excess of $300 million, which reflect solid improvement from the $290 million in vessel revenues we generated in the preceding quarter. Our results were consistent with our expectations and within the fairway of the guidance we outlined during our last earnings call.

As you will learn from Quinn’s discussion of this quarter’s financial results, there was some noise in the quarter, but the results reflect continued progress in the upturn for the offshore supply vessel industry, that we have anticipated and highlighted for you in past calls and presentations. As a reminder, we have pointed out over the last several calls that you can see the progress in the industry’s recovery, if you look at our annual vessel revenues divided by half-year periods. In the first half of fiscal ‘12, our quarterly vessel revenues averaged about $250 million. During the second half of fiscal ‘12 our vessel revenues were averaging about $280 million per quarter. For the first half of fiscal 2013, we have averaged quarterly vessel revenues of about $300 million.

These results reflect steady, although not dramatic improvements, that tend to be the nature of our industry’s business cycle. Once again, a key element in our improved earnings results is control over our vessel operating costs. Improving industry fundamentals, which I will discuss later in the call, coupled with diligent cost control and continued growth of our vessel fleet suggests Tidewater’s future earnings should continue to grow, although the quarterly progression may not always be smooth.

The Tidewater’s safety culture remains one of my key focuses. Safety is important, not just because it is good for our customers and our business, but primarily because we owe it to everyone who comes to work each day to return home safely at night. Tidewater’s safety record through the second fiscal quarter reflected a total recordable incident rate of 0.19 per 200,000 man-hours, and just as importantly, no lost time accidents. I thank all of our employees worldwide for their diligence in operating our fleet safely.

In regards to our operations in Angola, we continue to have constructive discussions with Sonangol, our joint venture partner, about a new, long-term JV agreement. But there isn’t much to report at this time. I believe our relationship with Sonangol remains solid, that Tidewater, through the Sonatide joint venture, provides needed equipment and competencies to the Angolan offshore energy industry, and that the JV has advanced, and can continue to advance, Sonangol’s various commercial and noncommercial objectives.

As things stand today, Sonangol has agreed to evaluate new vessel charters with terms of up to one year on a case-by-case basis, and have agreed to several new vessel contracts extending well into 2013. Throughout the nine-month period ended September 30, 2012, Tidewater has moved vessels in and out of our Angola operations as needed. With the vast majority of vessels that were transferred out of Angola obtaining gainful employment in other West African markets.

As we have stated before, moving vessels from market to market (and trying to optimize our portfolio of contracting opportunities), is something we do all the time. As a result, I wouldn’t read too much into the net reduction of a few vessels from our Angola operations that we have recently repositioned. We remain hopeful that a new joint venture agreement can be reached that will meet the objective of Sonangol, while ensuring that the interests of Tidewater shareholders are protected. We appreciate the market’s interest in this topic and would look to provide additional information when there is something worth reporting.

Now, let me turn the call over to Quinn to discuss our financial results for the second quarter.

Quinn Fanning - TidewaterInc - EVP, CFO

Thank you, Jeff. Good morning, everyone. First, I will call your attention to the earnings press release again that we put out this morning prior to market’s opening. I will also note that we expect to file our Quarterly Report on form 10-Q through the Edgar filing service sometime before the close of business today.

Turning to financial results as of, and for the three-month period ended, September 30, 2012, as usual, I will provide a recap of the quarter just completed, offer a few perspectives on what’s driving financial results and then provide our near- to intermediate-term outlook. I’ll conclude my remarks with a review of capital commitments and available liquidity.

As Jeff noted in his introductory remarks, we reported diluted earnings per common share of $0.83 in the September quarter, versus diluted earnings per common share of $0.65 in the June quarter. I believe that the consensus of analyst estimates for the September quarter, per Thomson First Call, was $0.74. For your period-to-period comparisons, I’ll highlight just a few items from the September quarter.

Vessel revenue for the September quarter was about $310 million, versus about $290 million for the June quarter. As noted in our press release, September vessel revenue includes approximately $7.4 million of revenue associated with retroactive rate increases that were agreed to in the September quarter, but related to the period January 1 to June 30, 2012. While revenue recognition in regards to the retroactive portion of these rate increases is out-of-period, I’m not sure I would consider this revenue to be “unusual” in the conventional sense. Nonetheless, the diluted EPS impact of the out-of-period revenue, net of associated out-of-period costs, was plus $0.10.

Relative to guidance provided in early August, vessel revenue, as reported, was at the high end of the range that was provided as guidance. On an adjusted basis, vessel revenue for the September quarter was in the lower half of the vessel revenue range that I provided on August 8th.

For the deepwater class of vessels, which represented about 48% of consolidated second quarter vessel revenue, vessel revenue was up about 9% quarter over quarter, after adjusting for the out-of-period revenue. Again, after adjusting for the out-of-period revenue, average deepwater day rates, at about $26,800 a day, were up approximately $2,400 a day, or about 10% quarter over quarter.

Utilization was off a couple of percentage points due to the drag on vessel revenue associated with vessels in dry dock and off hire time between charters, which I plan to address in a few minutes.

As was the case last quarter, the vessel revenue trend generally reflects vessels rolling on to charters at current market day rates, which are generally higher than the charters that those vessels most recently completed.

For the towing-supply and supply class of equipment, which was about 43% of consolidated vessel revenue in the September quarter, adjusted vessel revenue was essentially flat quarter over quarter. Following very good progression from the March quarter to the June quarter, utilization of the active towing-supply and supply vessels was off very modestly quarter over quarter, but still solid at 86.9%.

For the towing-supply and supply class of equipment, adjusted average day rates in the September quarter were up approximately $150, or about 1%, quarter over quarter. Vessel revenue for the September quarter also reflects about $5.5 million of incremental revenue from the delivery of four new vessels that were added to the fleet in the September quarter and three additional new vessels that were delivered in the June quarter. Offsetting the contribution from new vessels was lost revenue of about $3 million from vessels that were stacked in the June or September quarters that were revenue-generating in the first quarter, and the sale of two older vessels that were part of the active fleet during the September quarter. To complete a bridge of the June and September quarter’s vessel revenue, note that the September quarter was a 92-day quarter, so we had one additional day in the quarter. That’s a $2 million dollar benefit.

Lost revenue due to vessels in dry dock during the September quarter was down about $1 million quarter over quarter, and foreign exchange movements were not really material to vessel revenue or vessel operating margin.

Consistent with prior guidance, vessel operating costs for the September quarter was about $177 million versus about $166 million in the June quarter.

Crew costs were up about $3.5 million quarter over quarter, largely consistent with average vessel count.

Repair and maintenance expense was up about $5.5 million quarter over quarter, which was also consistent with guidance. I’ll note, however, that the September quarter was burdened both by unscheduled repairs and a couple of instances of higher-than-expected repair costs. Offsetting these higher costs was the unrelated deferral of a number of dry docks to the December quarter. This will create a bit of the “pig in the pipe” dynamic that we’ll need to work through as a Company, most likely in the December quarter.

Fuel and supplies costs was also higher quarter over quarter due to mobilizations and off hire fuel costs, but was generally consistent with our expectations.

Offsetting higher crew costs, repair and maintenance costs and fuel costs was lower insurance and claim costs, largely reflecting positive development in case-based reserves and other insurance costs. Overall vessel-level cash operating margins for the September quarter was $133 million, or about 43% of vessel revenue, and was up about $9 million quarter over quarter.

Looking at the geographic spread of our operations, the Americas, Asia/Pacific, MENA and the Sub-Saharan Africa regions respectively contributed 27%, 15%, 10% and 48% of vessel revenue. Focusing on the active fleet, vessel operating margin in the September quarter for the Americas and Asia/Pacific regions was relatively weaker than margins that we realized in the MENA and Sub-Saharan Africa regions, primarily reflecting lower utilization, particularly in Brazil, and the impact of certainly re-billable costs in Asia/Pac for which we do not earn operating margin.

I will return to Brazil when I provide our near-term outlook.

G&A for the September quarter, at about $42 million, was up about $1 million quarter over quarter, but a bit below our quarterly run rate expectations.

Gains on dispositions, net, at about $2 million, remained below our historical run rate of $4 million to $5 million per quarter.

In regards to vessel sales, we, of course, continue to actively evaluate opportunities to sell and/or scrap older vessels, and thus far the market for secondhand vessels outside of the oil and gas business remains relatively active.

In recent quarters, however, we are tending to scrap and/or consider scrapping the more marginal stacked vessels in order to reduce OpEx and to more quickly work our way out of the stacked fleet. As a result, our go-forward expectations for gains on asset dispositions, net, is more modest, say in the $2 million to $3 million per quarter area. That said, it’s nearly impossible to predict actual gains or losses on future dispositions, so I will not try to do so today.

The effective tax rate for fiscal 2013 that was reflected in the September results is 24.5%, which is up 50 basis points relative to the guidance that I provided in August. As a result, tax expense in the September quarter was about $500,000 higher, including the catch-up expense for the June quarter.

In regards to overall fleet count, day rate and utilization trends, our active fleet averaged 259 vessels in the September quarter, which is down two vessels quarter over quarter.Average active new vessels is up two vessels quarter over quarter to 218 vessels. Average active older vessels were down four vessels quarter over quarter to 41 vessels in the September quarter.

At September 30, the average age of the 221 then-active new vessels was 5.6 years, and the average age of the 39 active older vessels was 27.5 years. Overall the average age of the 260 vessels that were active at quarter end, was 8.8 years.

As to relative financial contribution, 92% of vessel revenue, and 95% of vessel level operating margin, was generated by vessels added to the Tidewater fleet since we began our fleet renewal and expansion program in fiscal 2000.

At September 30, the stacked fleet totaled 61 vessels and was down five vessels quarter over quarter, reflecting one vessel being stacked in the quarter, one stacked vessel returning to active service in the September quarter and five vessel dispositions from the previously stacked fleet. As previously noted, we also sold two vessels out of the active fleet, so a total of seven vessels were disposed of in the September quarter.

Overall reported day rates, at $15,384 per day, were up about $1,100 a day quarter over quarter. Adjusting for the previously noted out-of-period revenue, overall day rates, at about $15,000 per day, were up about $750, or about 5%, quarter over quarter. Reported utilization for the fleet at 67.8%, which includes the drag associated with stacked vessels, was off modestly quarter over quarter.

Utilization of the active fleet, i.e., excluding stacked vessels, was a healthy 84.5% for the September quarter and was off about one percentage point quarter over quarter.

As noted at the top of my remarks, deepwater day rates, again adjusted for the previously referenced out-of-period revenue, were up about $2,400 per day quarter over quarter. Utilization of active deepwater vessels, however, was down 3.5 percentage points quarter over quarter to about 83%. Within the deepwater vessel class, utilization for our 11 newer plus 10,000 brake horsepower AHTS vessels was down about 14 percentage points quarter over quarter to about 80%, again, largely related to Brazil, which I will cover in a minute. Utilization of an average of 57 new deepwater PSVs was about 85% in the September quarter, which was down about 1.5 percentage points quarter over quarter.

Adjusted average day rates for the deepwater AHTS vessels at $29,300 a day in the second quarter, was up a $200 quarter over quarter. Adjusted average day rates for the deepwater PSVs, at about $27,000 per day, were up about $3,000 per day quarter over quarter.

For the non-deepwater towing-supply and supply class, as previously noted, adjusted average day rates were up modestly quarter over quarter, and reported utilization was flat quarter over quarter at about 60%. Excluding stacked vessels, utilization in the September quarter for the towing-supply and supply class was also pretty flat at about 87%, after a very nice upward movement in the June quarter relative to the March quarter.

Turning to our outlook, we continue to expect that the newer vessels within both the deepwater and the towing-supply and supply class of equipment will continue to experience high utilization.

Average day rates, particularly for the deepwater PSVs, continue to trend positive as vessels roll to charters reflecting current market conditions.

Noting that Tidewater’s average day rates for the deepwater PSVs in the September quarter, again adjusting for the out-of-period revenue, are up about $6,300 a day over the last four quarters, leading edge day rates are generally stable, but we still see upside in average day rates due to vessels continuing to roll to new charters at current market rates. As many of you know, we don’t have significant exposure to the deepwater anchor handling class, but demand, and therefore, utilization is expected to be reasonably good prospectively, even if day rates remain well below levels achieved in the prior peak.

While utilization has improved markedly in the last few quarters, day rate traction in the towing-supply and supply class equipment remains relatively limited. Like many on this call, however, we see positive trends in jack-up utilization, which we expect, at some point, to positively impact day rates in the non-deepwater OSV market.

As to the fleet count, we took delivery of four new vessels in the September quarter. Based on commitments as of September 30, we expect to take delivery of about a half-dozen or so new vessels in the remaining quarters of fiscal 2013.

In sum, the combination of steadily increasing new vessel fleet count, solid demand across geographies and asset classes, and a constructive day rate environment provides us with a reasonably clear path to a positive vessel revenue trend, at least in the intermediate-term.

Our December quarter however, will be negatively impacted by couple of items that are worth highlighting.

First, returning to my earlier “pig in the pipe” comment, we expect to have an unusually large number of deepwater and non-deepwater vessels in dry dock in the December quarter which will negatively impact near-term vessel revenue and cause both repair and maintenance expense and fuel cost to temporarily spike.

Our current expectation is that the impact of the heavy dry dock schedule will be most pronounced in the December quarter.

Second, as some of you may be aware, with recent management changes, Petrobras has recently instituted a new layer of contract review, which has resulted in substantial delays in vessels going on charter in Brazil. Our sense is, like the federal permitting process in the US Gulf of Mexico, operators and Petrobras are slowly sorting through this new contract approval process and efficiencies will come in due time. For now, we understand that, industry wide, start up for about 40 vessel charters with Petrobras have been delayed for weeks, if not months.

For Tidewater, this has resulted in, and for at least the near-term will continue to result in, lower vessel utilization, lower vessel revenue and a degree of margin compression. To the extent that there is good news here, charter rates in Brazil have moved in the right direction over the last couple quarters, and from Tidewater’s perspective and , contrary to the view that we have expressed in recent years, we think this is pretty good business to win.

Third, as previously reported, we will take an approximate $4.4 million SERP settlement charge in the December quarter, in connection with Dean Taylor’s retirement.

Otherwise, we expect crew costs will trend higher in the second half of fiscal 2013 as we continue to add new vessels to the Tidewater fleet. We and other vessel operators are also experiencing some wage pressure. This is most pronounced for Tidewater in places like the US, Brazil and Australia. Recruiting certain technical positions, such as DP operators, has also become more expensive.

Absent movement in case-based reserves, insurance costs would be expected to return to a $5 million to $6 million range per quarter on a prospective basis. Within this context, our internal estimates currently peg the December quarter vessel revenue somewhere between $295 million and $305 million.

Based on what we know today, OpEx for the December quarter should fall within a range of $190 million and $195 million. Based on our guidance ranges in regards to vessel revenue and vessel OpEx, vessel operating margin for the December quarter should be somewhere between 34% and 38%.

We currently expect that the March quarter will show reasonably significant rebound from the December quarter, with vessel revenue at or above $320 million and vessel OpEx retreating to something below $185 million. With these assumptions, vessel operating margin should again exceed 42% in the March quarter.

A reasonable estimate for general and administrative expenses for the December quarter, excluding the previously referenced SERP settlement charge, is $43 million or $44 million.

As previously noted, our estimated effective tax rate for fiscal 2013, excluding discrete items, is currently 24.5%. As always, the geographic mix of pre-tax earnings and margin trends can cause the tax rate to be volatile on a quarter to quarter basis.

Turning to the balance sheet, capital commitments and available liquidity, cash flow from operations for the first six months of the fiscal year was about $146 million versus about $87 million for the same period in fiscal 2012. CapEx and proceeds from asset dispositions for the first six months of fiscal 2013 were about $190 million and about $10 million, respectively.

New vessel commitments made in the September quarter totaled $166 million. We have two new construction programs at international shipyards that are included in this total. The first involves four higher-spec towing-supply vessels. The second involves two mid-size PSVs. In addition, we committed to purchase two deepwater PSVs in the September quarter, one of which was delivered into the Tidewater fleet prior to 9/30, the second vessel was delivered in October. In total, unfunded vessel commitments at September 30 approximated $486 million, including 28 vessel construction projects and two vessel purchase commitments.

Total debt at September 30th was $890 million and cash at 9/30 was about $137 million. As a result, net debt at quarter end was about $753 million and net debt to net book capital at 9/30 was about 23%.

As to funding needs, CapEx in the December quarter was expected to be about $107 million based on the September 30 commitments. Total liquidity at 9/30, including availability under committed bank facilities, was a bit shy of $600 million. And with that I’ll turn the call back over to Jeff.

Jeff Platt - TidewaterInc - President and CEO

Thanks, Quinn. As I said at the outset of this call, our quarterly results are a reflection of the continued improvement in the offshore vessel market and for Tidewater in particular. The outlook for our business is tied directly to the health of the offshore exploration and development business. To understand the health of the offshore vessel market, one needs to look at the number of working offshore drilling rigs as a proxy for industry activity.

At the present time, the worldwide offshore drilling rig fleet is averaging about a 74% utilization rate, with drill ship utilization at 86%, semiutilization of 78% and jack-up utilization at 74%. Importantly for the future, there are over 180 new floaters and jack-up rigs under construction, with about half of them scheduled to be delivered within the next two years. This is a huge financial commitment to offshore exploration and development being made by the industry, and, we believe, a strong signal as to the longer-term outlook for the supply vessel business, despite a variety of near to intermediate-term challenges.

We, of course, have been monitoring this global drilling rig fleet expansion and we regularly dialog with key operators in order to make sure that we have the types of support vessels that our clients will need. As Quinn mentioned in his discussion, during the September quarter we committed to eight additional vessels for our fleet, divided evenly between towing-supply vessels for shallow water support and deepwater PSVs, which reflects our assessment of both future customer requirements and vessel supply outlook.

While we remain a bit cautious in regards to future supply demand dynamics for the higher horsepower AHTS segment, the deepwater PSV market is relatively strong despite recent deliveries and a relatively large global order book. With further improvement in the jack-up fleet utilization and the natural quarterly rollover of charter contracts, we should also see some modest improvement in the average day rates on the towing-supply/supply class of vessels.

Recent improvement in utilization of our marketed towing-supply/supply vessels is a positive sign, but day rates have not yet seen material improvement. Material improvement in this class of vessels will likely require a combination of additional new jack-up rig deliveries, which represent incremental working rigs rather than replacement of older lower-spec equipment, and the continued attrition of older generation supply vessels.

I believe it’s important that our shareholders understand that we are fully committed to operating a support vessel fleet of the future that can handle the demands in all geographic markets and water depths in which our clients wish to work. At the same time, we remain dedicated to building a stronger and more profitable Company that can take advantage of the offshore opportunities the market presents. Tidewater has a strong balance sheet with low leverage and we retain significant financial flexibility which will allow us to capitalize on any attractively-valued opportunity that might materialize in order to expand the Company faster.

It may be hard to appreciate the underlying growth trend for the offshore industry, and our segment in particular, given the economic chaos around the world. That chaos is reflective of forces that are reshaping the global energy industry and pushing many more countries to explore their offshore waters for energy resources.

In the past few years we’ve witnessed the emergence of East Africa as a new and prolific offshore region, something that few people would have predicted half a dozen years ago. The Arctic is another frontier area with the potential to become both a new major resource base and an area of growth for Tidewater. As you may know, we have two polar-class support vessels under construction in anticipation that our clients will move to work in the Arctic at some point in the near future. This is an example of the effort we put into understanding the future needs of our industry. We continue to work closely with our clients to understand their future requirements and challenges and how we can meet these challenges, and do so profitably.

That said, it’s also important to understand that Tidewater’s management is actively considering other steps to further the growth of the Company. This is not a recent development, but rather a refinement of the long-term growth plan management put in place several years ago. We continue to focus on opportunities to accelerate the company’s growth while maintaining our solid financial strength.

Our overriding objective, however, remains to build a larger and financially more secure company that will generate significant shareholder value in the future. That doesn’t mean that every quarter will reflect steady improvement. As Quinn just outlined, we have some challenges in the December quarter, but we fully anticipate that over a reasonable period of time we will demonstrate increased quarterly revenues and generate greater products.

Christy, we are now ready to take questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Todd Scholl, Clarkson Capital Marketing.

Jeff Platt - TidewaterInc - President and CEO

Morning, Todd.

HaithumNokta - Clarkson Capital Markets - Analyst

Good morning. This is actually HaithumNokta filling in for Todd. I just had a quick question on the Gulf of Mexico.

We’ve seen some of your competitors deploy capital in terms of new builds and upgrading vessels in the Gulf. Has that deterred you from moving any of your international US flag vessels to the Gulf?

Jeff Platt - TidewaterInc - President and CEO

No.

HaithumNokta - Clarkson Capital Markets - Analyst

Okay. And do you have any kind of guidance on how you feel about moving assets back to the Gulf?

Jeff Platt - TidewaterInc - President and CEO

Well, just like we do with all of our areas around the world, we look at the US Gulf of Mexico as another operating area, to the extent that the contracts and the job certainly merit moving the equipment, we’ll do so. But again, there’s no bias for or against the market. It’s looking at the best place to have the vessels employed.

HaithumNokta - Clarkson Capital Markets - Analyst

Okay. And I was hoping you can expand a little bit on what you were saying about the delays in Brazil and how that kind of affects the rig guys and you?

Jeff Platt - TidewaterInc - President and CEO

Well, I think -- there’s a couple things. And I don’t want to drill too deep into the granularity of it for us. Overall, we’ve seen over the last several years and we’ve stated, that rates in Brazil really did not warrant, or could not justify, moving the type of equipment into it, and Tidewater has not done it. Other people have rushed into Brazil or moved to Brazil, and I think the results speak for themselves.

For Tidewater, recently over the most recent several tenders, we saw a rebound in the rates, rates that would justify, from an economic standpoint from our perspective, moving back into Brazil. So we participate in tenders and it appears that we have been awarded work.

The delay that I am talking about that Quinn referenced was within Petrobras. There has been some additional bureaucracy in the award process or the execution of the contracts and that’s caused delays, not just for Tidewater, but for the industry as a general. Not just vessel operators, but I think most service companies our having those same type the delays. So it’s that delay that Quinn was referring to.

HaithumNokta - Clarkson Capital Markets - Analyst

Okay. That’s all for me. Appreciate it. Thank you.

Jeff Platt - TidewaterInc - President and CEO

Thank you.

Operator

Jon Donnel, Howard Weil.

Joe Bennett - TidewaterInc - EVP, Chief IR Officer

: Hello, Jon.

Jeff Platt - TidewaterInc - President and CEO

Hey, Jon?

Jon Donnel - HowardWeil - Analyst

For further on that Brazil question there, a little bit if we could, is there a specific asset class for you guys that that’s most affecting? And is this any of the new builds we’ve seen recent deliveries on that our getting these delays as well? Or is it more spread throughout the vessel fleet?

Jeff Platt - TidewaterInc - President and CEO

Jon, as I said I don’t want to go into granularity, but in general it’s not necessarily the new vessels that are being delivered, and it’s primarily in deepwater PSVs. And then that’s about as much detail as I would like to give.

Quinn Fanning - TidewaterInc - EVP, CFO

Yes, and to add to that, as I mentioned in my prepared remarks, utilization in our deepwater AHTS class was down significantly quarter-over-quarter and that in part reflects Brazil, as I previously mentioned.

Jon Donnel - HowardWeil - Analyst

Sure.

Quinn Fanning - TidewaterInc - EVP, CFO

Stepping back a bit, were talking about a handful of vessels here for Tidewater. It’s a significant issue for the industry. But for us at least, some of the vessels which we have letters of intent are in Brazil and some of them not yet mobilized to Brazil and, as is the case in every letter of intent with Petrobras, there’s a validity period. And if the vessel hasn’t gone on charter by the time the validity period is over, we’ll evaluate our options, and in all cases will do so in very close coordination with Petrobras.

Jon Donnel - HowardWeil - Analyst

Okay. And are any of the other deepwater platforms supply vessels that are scheduled for delivery here in the next couple of quarters, plan to be going to Brazil as well?

Jeff Platt - TidewaterInc - President and CEO

Jon, again we don’t get into the detail contract by contract, so I hesitate to say that, but I will answer your question this time. The answer is no.

Jon Donnel - HowardWeil - Analyst

Okay.

Jeff Platt - TidewaterInc - President and CEO

Okay? The answer is no.

Jon Donnel - HowardWeil - Analyst

That’s very good to hear. Thank you.

And then, a little bit if we could, on the retroactive rate increases. Can you give a little bit of detail on maybe what asset class those were in? It looks like it was more the towing-supply/supply just based on the adjusted day rates you gave. But, was there any particular region or customer that we saw those concentrated in?

Quinn Fanning - TidewaterInc - EVP, CFO

Yes, you’ll see when we file our quarterly report, it is most prevalent in the Sub-Saharan Africa/Europe segment. And we won’t go beyond it. It doesn’t cover a handful of vessels. It’s numerous vessels, and it covers both deepwater vessels and towing-supply and supply vessels, as well as some of the other class of equipment. But it’s focused on that geography.

Jon Donnel - HowardWeil - Analyst

Okay, great. Thank you very much for taking my questions.

Operator

Jeff Tillery, Tudor, Pickering & Holt.

Jeff Tillery - Tudor, Pickering, Holt &Co. - Analyst

Hi, good morning.

Jeff Platt - TidewaterInc - President and CEO

Hi, Jeff.

Jeff Tillery - Tudor, Pickering, Holt &Co. - Analyst

Setting aside the December quarter, and a heavy dry dock load, as you think about path as we get it this year into early next from a calendar standpoint, do you guys see utilization for Tidewater in aggregate in the low 70%? As we get through these dry docks, do we finally tick up through that 70% marker?

Quinn Fanning - TidewaterInc - EVP, CFO

Actually, I think the -- I don’t mean to be flip about this, but we basically have two businesses. One is operating offshore supply vessels and one is disposing of old assets.

What we focus on is the active fleet and we have seen very consistently mid-to-high 80% utilization, both in the deepwater class of equipment and the towing-supply and supply class of equipment. And that drives, as we’ve discussed, 90% plus of our revenue and asset base. So I would encourage you to think about it as we do, which is we’ve got a disposition exercise with a stack fleet, which we been prosecuting on a very deliberate basis.

And I guess the good news is, we’ve got very few active older OSVs in the fleet. I think last quarter we highlighted the fact that it was 20 and it’s below 20 now. And we certainly have other non-OSVs such as crew boats and tugs that are also in the active fleet, and that probably 20, 23, if I had to guess today.

But the active fleet, which is what drives revenue margin, is essentially at or very close, to full utilization. And, as has been the case in the industry in the past, you need to get to full utilization before you can push price. You need to be at full utilization as an industry. I would say Tidewater is there today.

The rest of the industry is there in regards to deepwater class and getting there very quickly in regards to towing-supply/supply class. We’ve seen rates move on the deepwater side and we’re hopeful that it’ll start to move on the towing-supply and supply side.

Jeff Tillery - Tudor, Pickering, Holt &Co. - Analyst

I apologize. I guess I asked my question poorly. I didn’t really intend to ask on the utilization number.

But it’s kind of been a flat lined in terms of total days worked, in the terms of the last five or so quarters. I was curious if you see that day work, those days worked, as you take new delivery of vessels. Is there enough offset, so we finally start seeing the aggregate day’s work for the company ticking up as we get beyond these dry docks?

Quinn Fanning - TidewaterInc - EVP, CFO

That’s a reasonable assumption. I mean over the last 5 years, 6 years we’ve kind of been stacking or disposing of two older vessels for every new one that we’ve delivered. Obviously that newer vessel is certainly significantly higher day rates and has more significant cargo capacity and so on and so forth.

If you look at just last couple of quarters, our new deliveries and older vessels going to stack and/or sale has been a push. I would expect as we run out of older vessels to stack or dispose of, that you’ll start seeing actual active vessel count grow, at least modestly. And certainly days worked will follow.

Jeff Tillery - Tudor, Pickering, Holt &Co. - Analyst

Was the Gulf of Mexico storm-related down time enough to be noticeable in aggregate for it to impact the September quarter? Just curious, if that was something that you guys think about as being a big enough number to call out?

Jeff Platt - TidewaterInc - President and CEO

No, most of our contracts in the Gulf, again, are some deepwater equipment. Those are term contracts. We did not see any type of utilization drop off or the flip-side, spike, any kind of storm-related activity.

Jeff Tillery - Tudor, Pickering, Holt &Co. - Analyst

And then, last question. You guys gave a lot of numbers around the CapEx side, just looking forward are aggregate CapEx expectations for this fiscal year?

Quinn Fanning - TidewaterInc - EVP, CFO

Actually I think I gave $107 million number for the December quarter.

Jeff Tillery - Tudor, Pickering, Holt &Co. - Analyst

Yep.

Quinn Fanning - TidewaterInc - EVP, CFO

We do have a table embedded in the Q that will lay out, at least, the next four quarters in terms of quarterly CapEx, based, again, on commitments as of 9/30. Certainly if we add to our commitments, you know that would, at some point at least, drive up CapEx, but for the near-term quarter it’s $107 million and my recollection is it was slightly less than that in the March quarter. That would be a moving target based on commitments made.

Jeff Tillery - Tudor, Pickering, Holt &Co. - Analyst

Great. Thank you very much. That’s all I had.

Operator

Greg Lewis, Credit Suisse.

Greg Lewis - CreditSuisse - Analyst

Yes, thank you and good morning.

Jeff Platt - TidewaterInc - President and CEO

Good morning, Greg.

Greg Lewis - CreditSuisse - Analyst

Jeff, could you talk a little about what is going on in Asia/Pacific? And I guess what I’m wondering is, it looked like day rates for the deepwater in Asia/Pacific gapped up about $10,000 sequentially, which was offset by declines in utilization in Asia/Pacific. If you could just provide a little bit more color on that, I think that would be pretty helpful.

Jeff Platt - TidewaterInc - President and CEO

In the Asia-Pacific, of course we have Australia’s in that mix. And in Australia there are some labor costs typically that become a re-billable item. So I think we’re seeing some of that in the quarter to account for some of that that you mentioned, Greg.

Greg Lewis - CreditSuisse - Analyst

Okay, so that wasn’t a function of just higher earning vessels in the quarter, which sort of drove up that rate increase? So in other words, I guess my question is, if we saw utilization trend back up in Asia/Pacific, we could actually see that day rate hold?

Jeff Platt - TidewaterInc - President and CEO

There’s a part of it that’s in there. Part of the labor rebuild, there are some bonus-type payments that get paid as part of the -- again, that’s the union labor contracts. So that of course, is not recurring on a day-to-day or month-to-month. But again, we still see the overall trending moving up on the deepwater equipment even in that region of the world as well.

Greg Lewis - CreditSuisse - Analyst

Okay, perfect. And then, you touched on it briefly about Tidewater potentially evolving and meeting client needs. I guess we saw a larger private OSV operator sort of do a joint venture with an oil service company about broadening out their array of services in the -- it looked like it was targeted towards the sub-sea market.

Is that something that Tidewater is thinking about exploring as a potential evolution of the Company at this point? Or is it probably still a little bit too early to be thinking about that?

Jeff Platt - TidewaterInc - President and CEO

Greg, we have for quite some time, and we continue to look at all aspects of the industry, and the space that we occupy, and the client base we have, so everything is a fair game. So for us to say that that is new or eminent, it is not new for us to look at that and look at other opportunities and we’ll continue to do so.

Greg Lewis - CreditSuisse - Analyst

Okay, perfect.

Jeff Platt - TidewaterInc - President and CEO

We are in that space today, too. It’s not like that is something that would be absolutely new, way down the road. We actually participate in some of that today.

Operator

Richard Sanchez, IHS.

Jeff Platt - TidewaterInc - President and CEO

Hi, Richard.

Richard Sanchez - IHS - Analyst

Good afternoon, gentlemen. Richard Sanchez with IHS.

My question -- I hate to keep harping on it, is on Brazil. On those vessels that are awaiting Petrobras contract awards, will any of those vessels be available on the spot market?

Jeff Platt - TidewaterInc - President and CEO

Well, actually if they are not on contract currently, and we’re waiting on Petrobras, they are in fact on a spot market basis. Again in Brazil, the spot market is relatively limited. It is not that there’s a large opportunity for it, but your assumption is correct, Richard.

Richard Sanchez - IHS - Analyst

And then my other question is regarding vessel operating costs in the United States and in Brazil. You guys had mentioned that there had been an increase in operating costs and I was wondering, if that was an actual increase in individual operating costs or if it was a broader thing?

Jeff Platt - TidewaterInc - President and CEO

I mean, I think, Richard we talked about it. It’s predominantly wage pressure, and we see that across in our operating environment, predominantly in the United States, in Brazil and Australia are really the three most difficult areas, not just for Tidewater, but for the industry. Did that answer your question, Richard?

Richard Sanchez - IHS - Analyst

Yes. And then my other question was regarding Brazil.

I understand repair and maintenance, access to repair and maintenance shipyards in Brazil has been more difficult lately. And I was wanting to know if Tidewater had experienced any of that? I’d seen some other companies, seemed that they had actually been mobilizing vessels out of Brazil for repair or maintenance, and then actually returning them to work back to Brazil.

Jeff Platt - TidewaterInc - President and CEO

Richard, we’ve been in Brazil a long time and I was actually the country manager there for a period. And the access to dry dock facilities for repair is not something that’s new. It’s been a problem in Brazil.

People that have not operated for a long period of time, they say that that’s a recent phenomena, but overall that’s been an issue for some time. So it’s not a new term issue.

Obviously, moving equipment out of Brazil to find other dry dock facilities for repair, it’s a pretty long haul to other areas. So that gets pretty expensive as well, but I don’t doubt that other people may have looked at that as an option.

Richard Sanchez - IHS - Analyst

All right. Thank you very much.

Operator

Cole Sullivan, ISI Group.

Jeff Platt - TidewaterInc - President and CEO

Hi, Cole.

Cole Sullivan - ISIGroup - Analyst

Hi, good morning.

Jeff Platt - TidewaterInc - President and CEO

Good morning.

Cole Sullivan - ISIGroup - Analyst

Good morning. I had a question and I think somebody already answered at least part of this. On Asia/Pacific fleet, I know you talked about the deepwater day rate increase there versus the June quarter on the towing-supply/supply you had roughly a $1,500 a day decline there. Can you give any color on what drove that and if that was more of a dry docking mix issue?

Quinn Fanning - TidewaterInc - EVP, CFO

You know, Cole, I’d have to circle up with you. I don’t have regions by asset class in front of me, but I don’t recall, quite frankly, significant day rate drop in Asia/Pac in that class of equipment.

Cole Sullivan - ISIGroup - Analyst

Okay. And then also on the --

Quinn Fanning - TidewaterInc - EVP, CFO

There is nothing that jumps out in terms of an operational issue.

Cole Sullivan - ISIGroup - Analyst

Okay, so it just could be a mix or something?

Quinn Fanning - TidewaterInc - EVP, CFO

As Jeff has indicated in the past, what we include in Asia/Pacific is a lot of different things and probably most significantly, Australia falls in, which is largely a large equipment and deepwater OSV market. And it’s really the rest of Asia/Pac, which is Southeast Asia, et cetera, et cetera, where you see a lot of our towing-supply and supply activity.

And actually, that’s a market that’s, I would say, moving generally in the same direction as the rest of the globe. It’s taken a little bit longer for it to get utilization traction, largely because that’s where a lot of the new equipment is being built. But no, I don’t recall a significant movement in day rates one way or another. So I apologize for that.

Cole Sullivan - ISIGroup - Analyst

Okay. That’s all right. And then on the Sub-Saharan Africa segment where you had mentioned some of the day rate -- retroactive day rates. How should we think about that going forward? And is the Q going to include some of the adjustment there that we can kind of back out as to how much was retroactive?

Quinn Fanning - TidewaterInc - EVP, CFO

It will, and I think there’s a couple points that are worth making, is we’ve highlighted the retroactive portion of what are otherwise rate increases that we will benefit from on a go forward basis. We don’t have a bunch of adjusted data in the intended quarterly filings, so you’ll have to rely on the transcript for that. But it’s really — we experienced this to a smaller degree, I believe in the June quarter of 2012, but my recollection is it was a $2 million or $2.5 million benefit to us.

And it’s really just the way the calendar works sometimes with clients is that we have fleet negotiations that go past the expiry date on the contracts. And so we’ll continue to work and as we work things up through our own chain of command and then the clients chain of command, and finally reach an agreement on rates, they have been retroactive to the start date or the rollover date in the contracts. And again this year, we recognized a more significant retroactive portion of a rate increase, but we did experience it to a smaller degree in fiscal 2012. And it’s very possible that we would experience it on a go forward basis, but it’s very difficult to predict when and in what magnitude.

Cole Sullivan - ISIGroup - Analyst

Okay. That’s all I had. Thanks.

Operator

Matt Conlan, Wells Fargo Securities.

Jeff Platt - TidewaterInc - President and CEO

Hello, Matt.

Matt Conlan - Wells Fargo Securities - Analyst

Hey, guys, how are you? So just a little bit of housekeeping here.

When you say that the adjusted rates, for example for the deepwater, the adjusted rates were up $2,400 a day, versus the $2,700 a day increases shown in the stats with the retroactive revenue in there. I assume that your adjustments only have adjusted the rates for the September quarter? Have they also adjusted upwards the rates for the June quarter for the revenue increases they should have had in those quarters?

Quinn Fanning - TidewaterInc - EVP, CFO

No. The rates that I gave you on an adjusted basis were to back out the retroactive effects for the September quarter, and the changes that I gave you were, as compared to reported data that we provided in the past.

Matt Conlan - Wells Fargo Securities - Analyst

Okay, terrific. Just want to make absolutely crystal clear that we’re on the same page there.

And then separately, could you provide the utilization and day rate stats for the 101 new generation towing-supply and supply vessels? You gave stats for the full fleet of 177, but in recent presentations you have provided just a breakout of those new generation vessels.

Quinn Fanning - TidewaterInc - EVP, CFO

I don’t have it at my fingertips, but my guess is that charts that we’ve used in past investor presentations we’ll use in future investor presentations. But remember that, yes there are working older vessels, particularly in the towing-supply and supply fleet, but it’s not huge numbers.

Matt Conlan - Wells Fargo Securities - Analyst

Right. It definitely skews the utilization downward though.

Quinn Fanning - TidewaterInc - EVP, CFO

Yes, but the active utilization that I gave you, that includes very few active older vessels and including the active older vessels we’re still in the mid to high 80%s at this point.

Matt Conlan - Wells Fargo Securities - Analyst

Okay. Fair enough.

Quinn Fanning - TidewaterInc - EVP, CFO

It’s 86.9% for towing-supply and supply overall in terms of active vessels. And if I had to guess, if you strip out the older ones, you’d have a very, very small positive impact on what is new, active towing-supply and supply vessels. But you can’t get past 92%, 93% on any sustained basis when you think about dry dock time, so we’re really talking about inches here.

Matt Conlan - Wells Fargo Securities - Analyst

Okay. Great. Thank you very much.

Quinn Fanning - TidewaterInc - EVP, CFO

Thank you, Matt.

Operator

There are no further questions at this time.

Joe Bennett - TidewaterInc - EVP, Chief IR Officer

Christie, thank you very much, and thank everyone again for tuning in on this busy election day.

Operator

This concludes today’s conference call. You may now disconnect.

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